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                                                                    EXHIBIT 99.1





                    COMMERCIAL NATIONAL FINANCIAL CORPORATION
                             FIRST QUARTER EARNINGS



Ithaca, Michigan, April 23, 2003-


Jeffrey S. Barker, President and CEO of Commercial Bank and its holding company, Commercial National Financial Corporation, announced that earnings for the first quarter of 2003 totaled $766,000, compared to $664,000 for the same period last year. Basic earnings per share and diluted earnings per share increased from 18 cents each to 20 cents. The increase in earnings is primarily attributable to strong real estate activity fueled by low interest rates.

Return on average assets for the period was 1.29%, while return on average equity was 12.94%.

Commercial Bank, with total assets of $245,000,000, operates full service banking offices in Alma, Greenville, Ithaca, Middleton, Pompeii and St. Louis.


Contact:
Dan Raleigh
Vice President
989-875-5504